Exhibit 10.4

Mr. Kumar Vishwanathan

Sonus Networks, Inc.

7 Technology Park Drive

Westford, MA  01886

July 29, 2010

Dear Kumar:

In recognition of your contributions to the Company, this letter amends the terms of your July 7, 2009 employment letter (the “2009 Employment Letter”) to increase the terms of your eligibility for severance from a period of six months to a period of twelve months and to increase the severance amount of the lump sum payment of your then target annual bonus from 50% to 100%.

More specifically, each of the references to “six (6)” or “six” in paragraphs 11(a), 11(b) and 11(d) of the 2009 Employment Letter is hereby amended and restated as “twelve (12)” or “twelve”, as applicable.  Additionally, the reference to “50%” in paragraph 11(a) of the 2009 Employment Letter is hereby amended and restated as “100%”.

This letter agreement will be considered effective the date of your acceptance of the terms hereof.  You are, and will remain, an employee at will; nothing in this letter constitutes a guaranty of employment for any particular period.  Capitalized terms not defined herein have the meanings given to them in the 2009 Employment Letter.  Except as modified by this letter, the terms of the 2009 Employment Letter remain in full force and effect.

Sincerely,

/s/ Kathy Harris

Kathy Harris
Vice President of Human Resources

ACCEPTED:

/s/ KumarVishwanathan
Kumar Vishwanathan

Date: July 29, 2010